EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 25, 2013, relating to the combined financial statements of Western Refining Logistics, LP Predecessor, appearing in the Registration Statement No. 333-190135 on Form S-1 of Western Refining Logistics, LP.

We also consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 25, 2013, relating to the balance sheet of Western Refining Logistics, LP, appearing in the Registration Statement No. 333-190135 on Form S-1 of Western Refining Logistics, LP.

/s/ Deloitte & Touche LLP

Phoenix, Arizona

October 10, 2013